UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

VERSAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(b)	Departure of Named Executive Officer

On March 28, 2014, Lee Staab, the Senior Vice President, Engineering and Construction Management for international operations and President, Versar International, Inc., a wholly-owned subsidiary of Versar, Inc. (“Versar”), and Versar entered into a Separation Agreement and General Release, dated as of March 24, 2014, providing for the termination of Mr. Staab’s employment with Versar effective April 12, 2014.

(e)	Material Compensatory Plan, Contract or Arrangement.

Pursuant to the Separation Agreement and General Release, Mr. Staab will be paid all salary earned through and including April 12, 2014 and all accrued but unused personal leave as of the separation date, up to a cap of 300 hours, as well as other accrued leave, less any applicable taxes and deductions. Further, subject to Mr. Staab’s execution of such agreement and failure to revoke certain provisions thereof, Versar shall pay Mr. Staab a lump sum payment in an amount equal to $77,882.40, less any withholding and other taxes required by law, as severance, payable on the next regular Versar pay date after his departure from the company. Pursuant to the Separation Agreement and General Release, Mr. Staab also provided a general release to the Company of any and all claims, demands and liabilities relating to Mr. Staab’s employment by Versar. The Agreement also contains non-disclosure and non-solicitation covenants.

The above is only a summary of the Separation Agreement and General Release, which is filed together with this current report as Exhibit 10.1, and is incorporated by reference herein in its entirety.

As a result of Mr. Staab’s pending departure, Versar has modified the operations of its Engineering and Construction Management group. Robert Biedermann, the Senior Vice President, Engineering and Construction Management, for domestic operations, will manage both the domestic and international operations of the Engineering and Construction Management group. Mr. Biederman will receive a salary increase of $15,000 to reflect the increase in his responsibilities.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement and General Release dated as of March 24, 2014 by and between Versar, Inc. Lee Staab.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2014	VERSAR, INC.

	By:	/s/James D. Villa
James D. Villa
Senior Vice President and General Counsel